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                                                                    Exhibit 99.1

Owens & Minor Approves Comprehensive New
Technology Services Agreement with IT Provider Perot Systems


Perot Systems will become sole IT outsourcing provider in support of Owens & Minor's award-winning IT operations
July 23, 2002
Richmond, VA...(NYSE-OMI) Owens & Minor, a Fortune 500 company and the nation's leading distributor of national name brand medical and surgical products, announced today that it has approved a new information technology (IT) agreement with Perot Systems Corporation (NYSE-PER), significantly expanding an existing outsourcing relationship. The seven-year, $229 million IT services agreement takes the existing relationship between Owens & Minor and Perot Systems to a new level, further streamlining Owens & Minor's IT operational infrastructure, reducing IT investment and improving the company's ability to adapt to rapidly changing technology. The new agreement is scheduled to take effect August 1, 2002. Owens & Minor anticipates the new agreement will generate operating expense savings of approximately $30 million over the life of the contract. This renegotiated agreement is part of the company's ongoing effort to improve SG&A performance. Owens & Minor expects to use a significant portion of the savings generated by this new contract to further enhance the company's technology leadership position in healthcare. The company remains committed to investing in technology that enables it to develop industry-leading customer solutions. As a result of this new agreement, O&M will cancel its existing contract for mainframe services with another third party vendor, and will incur cancellation costs of approximately $2.9 million, or an estimated $0.04 per diluted common share in 2002. These non-recurring costs will be recorded as selling, general and administrative expenses in the third quarter of 2002. "This new agreement with Perot Systems will enable us to move boldly into the future," said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. "Perot Systems has played a major role in helping us achieve our number one status in technology, and with this new level of cooperation and commitment, we expect to sharpen our competitive advantage. By working even more closely with Perot Systems, we will continue to leverage their extensive people resources, global expertise and ability to adapt quickly to rapid changes in technology. Our goal is to enhance our leadership position as an innovator of technology in our industry." While Owens & Minor has had an outsourcing arrangement with Perot Systems since 1998, the new agreement includes mainframe application modernization, management and support services. Perot Systems will leverage its IT expertise and centralized computer processing and buying power to reduce Owens & Minor's hardware and software costs. Through the new business arrangement, O&M will have increased capacity, speed and reliability to support planned business growth and expansion.

"Perot Systems has been a special partner to Owens & Minor," said David Guzman, senior vice president and chief information officer for Owens & Minor. "This renewed commitment to Perot Systems embodied in our new agreement brings

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tremendous financial benefits to Owens & Minor by consolidating operations and leveraging Perot Systems investments in their state-of-the-art Technology Center. Even more importantly, this new agreement includes significant improvements to Owens & Minor's award-winning technology capabilities to ensure our leadership position in technology. The savings will greatly improve our industry leading cost structure for technology, and a significant portion of the savings will be used to continue to invest in our technology capabilities and continue to raise the bar of excellence that we have established in our technology innovations for our customers."

"I am proud of the value-added leadership and services we have been able to bring to Owens & Minor resulting in a very successful business relationship," said Chuck Lyles, Perot Systems vice president and Healthcare Industry Group leader. "Teamwork, coupled with our ability to rapidly adapt to Owens & Minor's changing technology needs, has allowed us to grow together and achieve business objectives that help Owens & Minor maintain and improve its position as the leading distributor of medical supplies and supply chain solutions for the entire U.S. market."

Safe Harbor Statement. Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the ability of business partners to perform their contractual responsibilities; the rate at which new business can be converted to the company; intense competitive pressures within the industry; the success of the strategic initiatives outlined above; changes in customer order patterns; pricing pressures; changes in government funding to hospitals and other healthcare providers; loss of major customers; and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations, and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems has more than 400 clients and reported 2001 revenue of $1.2 billion. The company has more than 8,500 associates located in the United States, Europe, and Asia.

Perot Systems Healthcare is one of the largest providers of full-service IT operations in the hospital industry, managing significant relationships with four of the top 20 U.S. health systems. More than 4,000 employees from the Healthcare Industry Group serve both the for-profit and not-for-profit healthcare marketplace, providing integrated end-to-end technical and business solution services. Perot Systems healthcare clients represent more than 300 healthcare providers, thousands of caregivers, 200 health insurance organizations, as well as leading biopharmaceutical and healthcare supply chain companies. Additional information on Perot Systems is available at www.perotsystems.com.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Virginia is the nation's leading distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For news releases visit www.prnewswire.com, or for more information about Owens & Minor, as well as news releases and virtual warehouse tours, look for links on this Web site.

Contact:

Owens & Minor
Trudi Allcott
Manager, Communications
804-935-4291
truitt.allcott@owens-minor.com
or
Kristi Adams
Perot Systems Corporation
972-577-5319